NEWS RELEASE

      For Release Nov. 23, 1997          Media Contact: Dennis Alexander

                        COGENTRIX PROJECT IN INDIA
                         TAKES MAJOR STEP FORWARD

     Charlotte, N.C. Nov. 23, 1997 -- The $1.4 billion Mangalore Power Project, being co-developed in India by Cogentrix Energy, Inc. in conjunction with China Light & Power (International), Ltd., has taken a significant step forward with the official signing of three key documents with the Indian State of Karnataka. The documents, the Power Purchase Agreement with the Karnataka Electricity Board; the State Support Agreement with the Government of Karnataka; and the State of Karnataka Guarantee collectively form the contractual framework between the State Government and the partnership.

     Following a roadmap outlined by the Government of India, the project documents signed Nov. 17 now must be presented to the Ministry of Power in New Delhi for final review and approval prior to being forwarded to the Ministry of Finance. The Ministry of Finance is expected to issue what has been referred to as a "counter-guarantee" for the project. This document, which provides that the Government of India will back the obligations of the Karnataka State Government contracts, is necessary for the financing.

     Mark F. Miller, president and chief operating officer of Cogentrix, is traveling to India with Secretary of Commerce William Daley in December. Steps are being made which could allow the counter-guarantee to be signed while Secretary Daley and Miller are in New Delhi as a part of this Secretarial Trade Mission.

     Michael Maley, Vice President of Development at Cogentrix and the Mangalore Power Project Director, is optimistic that the project will soon be in position to enter financing. "The signing of these three vital documents is a big step for this project and is critically important to the project's eventual success. Credit must be given to our team on the ground in India and to the U.S. Department of Commerce for their continued support and advocacy on our behalf. As a result, I am confident that we will soon receive the counter-guarantee from the Government of India enabling us to move the project into financing," said Maley.

     The 1000 megawatt Mangalore Power Project, being developed in the southern Indian State of Karnataka, is one of the eight power projects the Government of India has designated as "fast-track". As such, these projects are intended to promote participation in the Indian power sector and are entitled to certain central government "guarantees" of contractual obligations considered necessary for their successful financing. The project is being developed by the Mangalore Power Company, which is controlled by the sponsors, Cogentrix and China Light & Power (International), Ltd., an electric utility headquartered in Hong Kong. The project is expected to begin producing electricity in 2000.

     China Light & Power is one of Hong Kong's ten largest capitalized companies with market value in excess of HK$80 billion (approximately US$103 billion). It has been generating and distributing electricity in Hong Kong for over 90 years.

     Cogentrix, headquartered in Charlotte, develops, owns and operates independent competitive power assets in the United States and abroad. Based on new ownership of total megawatts of electricity produced by its facilities, Cogentrix is among the largest independent power producers in the United States.